Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 18, 2008, with respect to the consolidated financial statements of SMF Energy Corporation and subsidiaries included in the Annual Report on Form 10-K for the year ended June 30, 2008, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
Grant Thornton LLP
Fort Lauderdale, Florida
March 30, 2009